SPROTT FUNDS TRUST 485BPOS

Exhibit 99.(d)(2)

 SPROTT FUNDS TRUST

AMENDED AND RESTATED

SUB-ADVISORY AGREEMENT

BETWEEN

SPROTT ASSET MANAGEMENT USA INC. AND ALPS ADVISORS, INC.

This Amended and Restated Sub-Advisory Agreement, dated as of February 11, 2025 (the “Agreement”) by and between Sprott Asset Management USA, Inc. (the “Investment Adviser”), a California corporation, having its principal place of business at 320 Post Road, Suite 230 Darien, Connecticut 06820 and ALPS Advisors, Inc., a Colorado corporation (the “Sub-Adviser”), having its principal place of business at 1290 Broadway, Suite 1000, Denver, Colorado 80203, on behalf of the series of the Sprott Funds Trust (the “Trust”) listed in Appendix A hereto, as amended from time to time (each a “Fund” and collectively, the “Funds”).

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act”);

WHEREAS, the Investment Adviser, Sprott Asset Management LP and the Trust entered into an agreement dated on June 30, 2023, that substituted the Adviser in place of Sprott Asset Management LP as investment adviser to the series of the Trust and substituted the Adviser in place of Sprott Asset Management LP as a party to the Advisory Agreement with the Trust;

WHEREAS, the Investment Adviser, the Sub-Adviser, Sprott Asset Management LP and the Trust entered into an agreement dated on June 30, 2023, that substituted the Adviser in place of Sprott Asset Management LP as a party to the Sub-Advisory Agreement Trust and substituted the Adviser in place of Sprott Asset Management LP as a party to the Sub-Advisory Agreement with the Sub-Adviser;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Trust and the Investment Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the Funds specified in Appendix A hereto, as amended from time to time, in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Adviser has the authority under the Investment Advisory Agreement, with the consent of the Board of Trustees of the Trust (the “Trustees”), to select sub-advisers for each Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Adviser and each Fund.

NOW, THEREFORE, the Investment Adviser, the Sub-Adviser and the Trust agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

The Investment Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for each Fund, and in accordance with the terms and conditions of this Agreement.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by Investment Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of a Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of the Sub-Adviser.  The custodian will be responsible for the custody, receipt and delivery of securities and other assets of a Fund, and the Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds.  Investment Adviser shall be responsible for all custodial arrangements, including the payment of all fees and charges to the custodian.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

 A.    As sub-adviser to each Fund, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Funds and determine the composition of the assets of the Fund, in accordance with the terms of this Agreement, each Fund’s Prospectus and Statement of Additional Information (“SAI”), as currently in effect and as amended or supplemented from time to time, and subject to the direction, supervision and control of the Investment Adviser and the Trustees of the Trust.  Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide the Sub-Adviser with current copies of the Fund’s Prospectus and SAI.  The Investment Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to a Fund’s Prospectus and SAI and the Sub-Adviser will not need to comply until a copy has been provided to the Sub-Adviser and agreed upon.

B.     If directed by the Investment Adviser, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Funds with or through such brokers, dealers or banks as the Sub-Adviser may select and, subject to Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), review by the Investment Adviser and the Trustees and other applicable law, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged.  The Sub-Adviser will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness to the Sub-Adviser.  The Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in a Fund with similar orders being made simultaneously for other portfolios managed by the Sub-Adviser if, in the Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Funds in accordance with the Sub-Adviser’s policies and procedures. Sub-Adviser agrees to provide the Investment Adviser with a copy of these policies and procedures.

C.      The Investment Adviser understands and agrees that the Sub-Adviser performs investment management services for various clients and may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken by the Sub-Adviser for a Fund.  The Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it may effect transactions with respect to securities for its own account or for the accounts of others which it manages which are identical or similar to securities to which it may, if directed by the Investment Adviser, effect transactions for a Fund at the same or similar times.

D.     The Sub-Adviser will provide Investment Adviser with copies of the Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Adviser Act.  Only to the extent that the Funds are required by the 1940 Act to adopt any such policy or procedure, the Investment Adviser will submit such policy or procedure to the Trust’s Board of Trustees for adoption or ratification by each of the Funds, with such modifications or additions thereto as the Board of Trustees or the Investment Adviser may recommend subject to the concurrence of the Sub-Adviser.

E.      The Adviser and Sub-Adviser will maintain and preserve all accounts, books and records with respect to the Funds as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder and the Adviser shall file with the SEC all forms pursuant to Sections 13D, 13F and 13G of the Exchange Act solely on its own behalf (and those filings remain the property of the Sub-Adviser), with respect to its investments or holdings. The Funds or the Sub-Adviser may have its own filing obligations with respect to Sections 13D, 13F or 13G under the Exchange Act. The records relating to the services provided under this Agreement shall be the property of the Fund. The Funds, the Sub-Adviser or the Investment Adviser shall have the right to copies of such records if required under applicable law.

F.      If directed by the Investment Adviser, the Sub-Adviser will exercise all investment rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with the Sub-Adviser’s then-current proxy voting policies.  Notwithstanding anything else to the contrary in this Agreement, the Sub-Adviser will not compile or file claims or take any related actions on behalf of the Funds or Investment Adviser in any class action, bankruptcy or other legal proceeding related to the securities currently or previously held in the Funds, unless otherwise agreed to in writing by the Investment Adviser and the Funds.  However, the Sub-Adviser shall provide factual information in its possession as the Investment Adviser may reasonably request.

G.      The Sub-Adviser will make available and provide  information concerning the Sub-Adviser required by the Funds in the preparation of registration statements, reports and other documents required by federal and state securities laws, and such other information as the Funds or the Investment Adviser may reasonably request for use in the preparation of such documents, or of other materials necessary or helpful for the distribution of a Fund’s shares, subject to the express use of name approval rights of the Sub-Adviser pursuant to Section 14 of this Agreement. Subject to paragraph 5 of this Agreement, the Funds, Trust, Adviser or principal underwriter shall be solely responsible for the compliance of promotional materials with applicable laws and rules, including those of any applicable self-regulatory organization, subject to Section 14 of this Agreement.

H.     In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with each Fund’s Prospectuses and SAI and with the instructions and directions of the Investment Adviser and of the Trustees and will conform and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

I.       The Sub-Adviser at its own expense will make available to the Trustees and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Investment Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding a Fund and to consult with the Trustees of the Fund and Investment Adviser regarding each Fund’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Investment Adviser or the Trustees relating to the investment strategies it employs.  The Sub-Adviser and its personnel shall also cooperate fully with the commercially reasonable requests of counsel and auditors for, and the Chief Compliance Officers of, the Investment Adviser and the Trust.

J.       The Sub-Adviser will review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis.  The Investment Adviser will provide such documents to the Sub-Adviser in a reasonable timeframe prior to the due date.  In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Investment Adviser will provide on a timely basis such certifications or sub-certifications as the Investment Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer.

4.	COMPENSATION OF SUB-ADVISER

The Investment Adviser will pay the Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Appendix B.  The Investment Adviser and the Sub-Adviser agree that all fees shall become due and owing to the Sub-Adviser promptly after the termination date of the Sub-Adviser with respect to any Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date.  The annual base fee will be prorated for such fees owed through the termination date.  In addition, the Investment Adviser shall be responsible for extraordinary expenses incurred by the Sub-Adviser in connection with the performance of its duties hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice and reporting if it is so directed to engage in such voting by the Investment Adviser pursuant to paragraph (f) of Section 3 of this Agreement.

5.	LIABILITY AND INDEMNIFICATION

A.     Except as may otherwise be provided by the 1940 Act or any other federal securities law, in the absence of willful misconduct, bad faith or gross negligence, neither the Sub-Adviser nor any of its officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by the Investment Adviser, a Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to each Fund.

B.      Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall indemnify and hold harmless the Investment Adviser, each Fund and the Trust, and their officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, the “Fund Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Fund Indemnitees may become subject at common law or otherwise, arising out of the Sub-Adviser’s action or inaction or based on this Agreement; provided however, the Sub-Adviser shall not indemnify or hold harmless the Fund Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by a Fund or the Trust of a Fund representation or warranty made herein, or (ii) any willful misconduct, fraud, reckless disregard or gross negligence of a Fund or the Trust in the performance of any of their duties or obligations hereunder.

C.     Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Investment Adviser or the Trust resulting from any event beyond the reasonable control of  the Sub-Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

D.     No Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

6.	REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents, warrants and agrees that:

A.     The Investment Adviser has been duly authorized by the Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

B.     The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Sub-Adviser with a copy of such code of ethics.

C.     The Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

D.     The Investment Adviser acknowledges receipt of Part 2 of the Sub-Adviser’s Form ADV at least 48 hours prior to entering into this Agreement, as required by Rule 204-3 under the Advisers Act.

E.      The Investment Adviser shall provide (or cause the Trust’s custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the portion of each Fund managed by the Sub-Adviser, cash requirements and cash available for investment in such portion of each such Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its duties hereunder.

F.      Each Fund is a series of the Trust that is duly registered as an open-end investment company under the 1940 Act.

G.     The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of its Trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement.

H.     The execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s Trust Instrument, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

I.       The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Investment Adviser and the Sub-Adviser with a copy of such code of ethics.

J.      This Agreement is a valid and binding Agreement of the Trust, enforceable against it in accordance with the terms hereof.

8.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A.     The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940  Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.      The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of such code of ethics, together with evidence of its adoption.  Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Investment Adviser and the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.  Upon the written request of the Investment Adviser, or the Trust, the Sub-Adviser shall provide reasonable periodic certifications regarding compliance with its code of ethics, and annually will provide copies of internal or external assessments that include descriptions of testing of, and the Sub-Adviser’s compliance with, its code of ethics, including the Sub-Adviser’s chief compliance officer’s annual report required by the Adviser Act

C.     Upon written request, the Sub-Adviser shall provide a certification to the Chief Compliance Officer (“CCO”) to the effect that the Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act.

D.     The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

E.      The Sub-Adviser acknowledges that the Investment Adviser and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Adviser agrees not to consult with (i) other sub-advisers to a Fund, if any, (ii) other sub-advisers to any other Fund of the Trust, or (iii) other sub-advisers to an investment company under common control with any Fund, concerning transactions for a Fund in securities or other assets.

F.      This Agreement is a valid and binding Agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

9.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Investment Adviser, the Funds and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

10.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Funds that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act. In particular, the Sub-Adviser may engage investment personnel associated with its control affiliates to assist it with providing its services under this Agreement, provided that the Sub-Adviser will remain liable to the Trust at all times for the performance of its obligations under the Agreement, will remain responsible for the acts and omissions of such control affiliates and will provide prior written notice of use of any investment personnel. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Investment Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

11.	TERMINATION OF AGREEMENT

This Agreement shall remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Trust.  The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder and shall apply to each Fund on a fund-by-fund basis.  This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by a vote of the majority of the Trustees, by the vote of a majority of the outstanding voting securities of such Fund, or the Investment Adviser on sixty (60) days’ prior written notice to the Sub-Adviser, and the Investment Adviser as appropriate.  In addition, this Agreement may be terminated with respect to any Fund by the Sub-Adviser upon sixty (60) days written notice to the Investment Adviser.  This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Investment Adviser and the Trust is assigned (as defined in 1940 Act) or terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

12.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to any Fund only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Fund (unless such approval is not required by Section 15 of the 1940  Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees who are not interested persons cast in person at a meeting called for the purpose of voting on such approval.  The required shareholder approval shall be effective with respect to the Funds if a majority of the outstanding voting securities of the Funds vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust.  Additional Funds may be added to Appendix A by written agreement of the Investment Adviser and the Sub-Adviser.

13.	ASSIGNMENT

The Sub-Adviser shall not assign this Agreement.   Any assignment (as that term is defined in the 1940 Act) of the Agreement shall result in the automatic termination of this Agreement, as provided in Section 11 hereof.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

14.	USE OF NAME

In connection with the promotion and provision of information about the Funds or Trust, Sub-Adviser shall provide to the Trust or Investment Adviser upon reasonable request information relating to Sub-Adviser and its services to a Fund for inclusion in any promotional or disclosure materials. The Trust and Investment Adviser will not use Sub-Adviser’s name or make any statements relating to Sub-Adviser or its affiliates in any such promotional or disclosure materials until Sub-Adviser has reviewed and approved the materials prior to their first use. The Sub-Adviser will not use the Trust,  a Fund or the Investment Adviser’s name or make any statements relating to the Adviser, the Trust or the Funds in any such promotional or disclosure materials until the Adviser or the Trust has reviewed and approved the materials prior to their first use.  Such approvals will not be unreasonably withheld or delayed. Prior approval is not necessary for materials that merely list the Investment Adviser as the adviser to the Fund or the Sub-Adviser as the sub-adviser to the Funds. The Trust and Investment Adviser may not use the logo of the Sub-Adviser or any affiliate in any promotional materials without the prior approval of the Sub-Adviser, which Sub-Adviser may grant or withhold in its sole discretion. The Sub-Adviser may not use the logo of the Investment Adviser, the Trust or the Fund or any affiliate in any promotional materials without the prior approval of the Investment Adviser, the Trust or the Fund, which the Investment Adviser, the Trust of the Funds may withhold in each of their own discretion.

15.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

16.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

For:	Sprott Asset Management USA, Inc. 320 Post Road, Suite 230 Darien, Connecticut 06820

For:	ALPS Advisors, Inc.
1290 Broadway, Suite 1000
Denver, CO 80203

18.	SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.  Sections 5, 17 and 20 shall survive the termination of this Agreement.

19.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions of that state, or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

20.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21.	CONFIDENTIALITY

Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information.  For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party.  Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

22.	COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on August 1, 2024 by their duly authorized officers as of the date first mentioned above.

SPROTT ASSET MANAGEMENT USA, INC.		ALPS ADVISORS, INC.

By:	/s/ Thomas W. Ulrich	By:	/s/ Laton A. Spahr
Name:	Thomas W. Ulrich	Name:	Laton A. Spahr
Title:	General Counsel & Chief Compliance Officer	Title:	President

SPROTT FUNDS TRUST

By:	/s/ Thomas W. Ulrich
Name:	Thomas W. Ulrich
Title:	President

APPENDIX A

TO

SUB-ADVISORY AGREEMENT

(last amended on February 11, 2025)

Effective Dates
Series	Date
Sprott Gold Miners ETF	July 22, 2019
Sprott Junior Gold Miners ETF	July 22, 2019
Sprott Uranium Miners ETF	April 22, 2022
Sprott Critical Materials ETF (formerly Sprott Energy Transition Materials ETF)	February 1, 2023
Sprott Junior Copper Miners ETF	February 1, 2023
Sprott Lithium Miners ETF	February 1, 2023
Sprott Junior Uranium Miners ETF	February 1, 2023
Sprott Nickel Miners ETF	March 22, 2023
Sprott Copper Miners ETF	March 6, 2024
Sprott Silver Miners & Physical Silver ETF	December 20, 2024
Sprott Active Gold & Silver Miners ETF	February 11, 2025

APPENDIX B

TO

SUB-ADVISORY AGREEMENT

With respect to each Fund respectively, in consideration for the services to be performed under this Agreement, the Sub-Adviser shall receive from the Investment Adviser, out of its management fee, an annual sub-advisory fee, accrued daily at the rate of 1/365th of the applicable sub-advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of basis points noted below of the respective Fund’s daily net assets during the month.

Average Assets*	Basis Points**
Up to $250 Million	4.0
$250-$500 Million	3.0
Above $500 Million	2.0

*	Average Assets will be calculated in the aggregate across all ETF series of Sprott Funds Trust.

**	Subject to the following per Fund minimums:

Number of Funds	Annual Fee Per Fund
First 2 Funds	$40,000
Additional Funds	$30,000